UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K/A#1

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES AND EXCHANGE ACT OF 1934

June 4, 2001
Date of Report (date of Earliest Event Reported)

I-LINK INCORPORATED
(Exact Name of Registrant as Specified in its Charter)

FLORIDA	0-17973	59-2291344
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File No.)	(I.R.S. Employer Identification No.)

13571 South Wadsworth Park Drive, Suite 200, Draper, Utah 84020
(Address of principal executive offices and zip code)

(801) 576-5000
(Registrant’s telephone number, including area code)

not applicable
(Former name or former address, if changed from last report)

ITEM 2.  Acquisition or Disposition of Assets

On June 19, 2001, Registrant filed a Current Report on Form 8-K to announce the purchase of certain select assets of Communications Telesystems International d.b.a. WorldxChange Communications from a bankruptcy proceeding and assumption or renegotiation of certain select contracts associated with the assets purchased.  This amendment to Registrant’s Current Report on Form 8-K is being filed to include the Financial Statements and Pro Forma Financial Information required by Item 7 of Form 8-K.

ITEM 7.  Financial Statements and Exhibits.

(a)  Consolidated Financial Statements of the Business Acquired.

See Index to Consolidated Financial Statements and Pro Forma Financial Information on Page F-1 of this Report

             (b)  Pro Forma Financial Information.

See Index to Consolidated Financial Statements and Pro Forma Financial Information on Page F-1 of this Report

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the duly authorized undersigned.

Date:	August 20, 2001	I-Link Incorporated

/s/ James A. Giauque III

James A. Giauque III
Chief Accounting Officer

Exhibit Index:

23.1       Consent of Ernst & Young LLP,  Independent Auditors

I-LINK INCORPORATED
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS AND PRO FORMA
FINANCIAL INFORMATION

United States Operations of Communications Telesystems International d.b.a. WorldxChange Communications

Report of Ernst & Young LLP, Independent Auditors
Consolidated Balance Sheets
Consolidated Statements of Operations
Consolidated Statements of Shareholders’ Deficit
Consolidated Statements of Cash Flows
Notes to Consolidated Financial Statements

Pro forma Combined Condensed Financial Statements (unaudited)
Unaudited Pro Forma Combined Condensed Statements of Operations
Notes to Unaudited Pro Forma Combined Condensed Financial Statements

REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

The Board of Directors
WorldxChange Corporation

             We have audited the consolidated balance sheets for the United States operations of Communications Telesystems International d.b.a. WorldxChange Communications as of September 30, 2000 and 1999, and the related consolidated statements of operations, shareholders’ deficit, and cash flows for each of the three years in the period ended September 30, 2000. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the financial statements based on our audits.

             We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

             In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position for the United States operations of Communications Telesystems International d.b.a. WorldxChange Communications at September 30, 2000 and 1999 and the consolidated results of its operations and its cash flows for each of the three years in the period ended September 30, 2000, in conformity with accounting principles generally accepted in the United States.

             As discussed in Note 2 to the financial statements, the Company’s recurring losses and deficiency in working capital and shareholders’ equity raise substantial doubt about its ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.  In December 2000, the Company completed its merger transaction with World Access, Inc.  Also, as discussed in Note 13 to the financial statements, on April 24, 2001 World Access filed voluntary petitions for Chapter 11 relief in the United States Bankruptcy Court.  On June 4, 2001, I-Link Incorporated, through its wholly-owned subsidiary WorldxChange Corporation, completed its purchase of certain assets employed in the long distance business of Communications Telesystems International d.b.a. WorldxChange Communications as part of a court supervised sale in the bankruptcy proceedings of World Access, and assumed or renegotiated certain select contracts associated with the assets purchased.

             /s/ ERNST & YOUNG LLP

San Diego, California
January 10, 2001,
except for Note 13, as to which the date is
August 15, 2001

United States Operations
of
COMMUNICATIONS TELESYSTEMS INTERNATIONAL
d.b.a.
WORLDxCHANGE COMMUNICATIONS

Consolidated Balance Sheets
(Dollars in thousands)

		September 30,
	March 31,
	2001	2000	1999

	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$56	$1,442	$35,999
Accounts receivable, net of allowance of $10,567 at March 31, 2001 (unaudited), $10,642 at September 30, 2000 and $5,853 at September 30, 1999	26,527	26,866	44,246
Prepaid expenses and other current assets	3,064	2,477	2,597

Total current assets	29,647	30,785	82,842

Equipment and leasehold improvements, net	103,672	108,675	95,875
Investments in and advances to majority-owned unconsolidated foreign subsidiaries	–	63,601	27,354
Other assets	1,948	2,030	2,947

Total assets	$135,267	$205,091	$209,018

LIABILITIES AND SHAREHOLDERS’ DEFICIT
Current liabilities:
Accrued network costs	$75,295	$72,379	$71,416
Accounts payable	6,464	16,679	9,698
Other accrued liabilities	42,388	20,635	13,090
Current portion of long-term debt	51,007	190,394	9,767
Current portion of capital lease obligations	11,034	10,854	9,655

Total current liabilities	186,188	310,941	113,626

Net advance from affiliate	114,292	–	–
Long-term debt	28,251	34,427	100,215
Capital lease obligations	18,612	22,384	28,792
Other long-term liabilities	675	652	1,438

Total liabilities	348,018	368,404	244,071

Shareholders’ deficit:
Preferred Stock, no par value; Authorized shares – 10,000,000:
Series A Cumulative Preferred Stock; Issued and outstanding 30,000 at September 30, 2000 and 1999; liquidation preference of $30,000	30,000	30,000	30,000
Common Stock, no par value; Authorized shares – 100,000,000, Issued and outstanding 42,613,954 at September 30, 2000 and 36,965,911 at September 30, 1999	147,938	148,056	99,047
Notes receivable from shareholders	(2,041)	(1,988)	(1,474)
Accumulated deficit	(375,099)	(325,138)	(160,221)
Accumulated other comprehensive loss	(13,549)	(14,243)	(2,405)

Total shareholders’ deficit	(212,751)	(163,313)	(35,053)

Total liabilities and shareholders’ deficit	$135,267	$205,091	$209,018

See accompanying notes. United States Operations
of
COMMUNICATIONS TELESYSTEMS INTERNATIONAL
d.b.a.
WORLDxCHANGE COMMUNICATIONS

Consolidated Statements of Operations
(Dollars in thousands)

	Six months ended March 31,		Years Ended September 30,

	2001	2000	2000	1999	1998

	(unaudited)

Revenues	$111,238	$189,046	$297,845	$370,307	$354,531
Operating expenses:
Cost of services (exclusive of depreciation and amortization shown separately below)	109,798	156,390	280,510	289,204	259,735
Selling, general and administrative	31,292	39,113	83,952	78,525	82,256
Depreciation and amortization	12,812	9,232	20,451	12,923	9,074

Total operating expenses	153,902	204,735	384,913	380,652	351,065

Operating loss	(42,664)	(15,689)	(87,068)	(10,345)	3,466
Interest expense	6,771	9,546	22,219	11,548	9,434
Loss from majority-owned unconsolidated foreign subsidiaries	–	33,451	74,867	41,391	20,045
Reimbursement from World Access of net losses under Management Agreement	–	–	(22,688)	–	–
Other expense, net	526	586	769	567	1,440

Net loss	(49,961)	(59,272)	(162,235)	(63,851)	(27,453)
Preferred stock dividends	–	1,584	2,682	2	7

Net loss applicable to common shareholders	$(49,961)	$(60,856)	$(164,917)	$(63,853)	$(27,460)

See accompanying notes. United States Operations
of
COMMUNICATIONS TELESYSTEMS INTERNATIONAL
d.b.a.
WORLDxCHANGE COMMUNICATIONS

Consolidated Statements of Shareholders’ Deficit and
Comprehensive Loss
(Dollars in thousands)

	Series A Cumulative Preferred Stock		Series B Cumulative Preferred Stock		Common Stock

	Shares	Amount	Shares	Amount	Shares	Amount

Balance at October 1, 1997	23	$7	—	$—	27,734,000	$258
Dividends on Series A Preferred Stock	—	—	—	—	—	—
Issuance of Common Stock	—	—	—	—	788,127	10,000
Exercise of options/warrants	—	—	—	—	54,425	39
Comprehensive loss:
Net loss	—	—	—	—	—	—
Foreign currency translation adjustment	—	—	—	—	—	—

Total comprehensive loss

Balance at September 30, 1998	23	7	—	—	28,576,552	10,297
Repurchase of Series A Cumulative Preferred Stock	(23)	(7)	—	—	—	—
Dividends on Series A Preferred Stock	—	—	—	—	—	—
Issuance of Series A Cumulative Preferred Stock	30,000	30,000	—	—	—	—
Issuance of Common Stock	—	—	—	—	8,153,120	87,102
Exercise of options/warrants	—	—	—	—	236,239	1,648
Notes receivable for sales of common stock	—	—	—	—	—	—
Comprehensive loss:
Net loss	—	—	—	—	—	—
Foreign currency translation adjustment	—	—	—	—	—	—
Total comprehensive loss

Balance at September 30, 1999	30,000	30,000	—	—	36,965,911	99,047
Dividends on Preferred Stock	—	—	—	—	—	—
Issuance of Series B Cumulative Preferred Stock net of issuance cost of $1,342	—	—	50,000	48,658	—	—
Conversion of Series B Cumulative Preferred Stock into Common Stock	—	—	(50,000)	(48,658)	5,555,550	48,658
Exercise of options/warrants	—	—	—	—	92,493	351
Notes receivable for sales of common stock	—	—	—	—	—	—
Comprehensive loss:
Net loss	—	—	—	—	—	—
Foreign currency translation adjustment	—	—	—	—	—	—
Total comprehensive loss

Balance at September 30, 2000	30,000	$30,000	—	$—	42,613,954	$148,056

	Notes Receivable from Shareholders	Accumulated Deficit	Accumulated Other Comprehensive Loss	Total Shareholders’ Deficit

Balance at October 1, 1997	$—	$(68,908)	$(237)	$(68,880)
Dividends on Series A Preferred Stock	—	(7)	—	(7)
Issuance of Common Stock	—	—	—	10,000
Exercise of options/warrants	—	—	—	39
Comprehensive loss:
Net loss	—	(27,453)	—	(27,453)
Foreign currency translation adjustment	—	—	(3,292)	(3,292)

Total comprehensive loss				(30,745)

Balance at September 30, 1998	—	(96,368)	(3,529)	(89,593)
Repurchase of Series A Cumulative Preferred Stock	—	—	—	(7)
Dividends on Series A Preferred Stock	—	(2)	—	(2)
Issuance of Series A Cumulative Preferred Stock	—	—	—	30,000
Issuance of Common Stock	—	—	—	87,102
Exercise of options/warrants	—	—	—	1,648
Notes receivable for sales of common stock	(1,474)	—	—	(1,474)
Comprehensive loss:
Net loss	—	(63,851)	—	(63,851)
Foreign currency translation adjustment	—	—	1,124	1,124

Total comprehensive loss				(62,727)

Balance at September 30, 1999	(1,474)	(160,221)	(2,405)	(35,053)
Dividends on Preferred Stock	—	(2,682)	—	(2,682)
Issuance of Series B Cumulative Preferred Stock net of issuance cost of $1,342	—	—	—	48,658
Conversion of Series B Cumulative Preferred Stock into Common Stock	—	—	—	—
Exercise of options/warrants	—	—	—	351
Notes receivable for sales of common stock	(514)	—	—	(514)
Comprehensive loss:
Net loss	—	(162,235)	—	(162,235)
Foreign currency translation adjustment	—	—	(11,838)	(11,838)

Total comprehensive loss				(174,073)

Balance at September 30, 2000	$(1,988)	$(325,138)	$(14,243)	$(163,313)

See accompanying notes.

United States Operations
of
COMMUNICATIONS TELESYSTEMS INTERNATIONAL
d.b.a.
WORLDxCHANGE COMMUNICATIONS

Consolidated Statements of Cash Flows
(Dollars in thousands)

	Six months ended March 31,		Years Ended September 30,

	2001	2000	2000	1999	1998

	(unaudited)
Operating activities
Net loss	$(49,961)	$(59,272)	$(162,235)	$(63,851)	$(27,453)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	12,812	9,232	20,451	12,923	9,074
Reimbursement from World Access of net losses under Management Agreement	–	–	(22,688)	–	–
Changes in operating assets and liabilities:
Accounts receivable	339	13,835	17,380	(13,448)	16,126
Prepaid expenses and other assets	(505)	833	1,037	(411)	(829)
Accrued network costs	2,916	(10,473)	963	38,066	(14,254)
Accounts payable	(10,215)	2,088	6,981	967	(5,699)
Other accrued liabilities	21,753	2,359	7,545	1,044	(8,597)

Net cash used in operating activities	(22,861)	(41,398)	(130,566)	(24,710)	(31,632)
Investing activities
Acquisition of equipment and leasehold improvements	(3,958)	(2,235)	(4,523)	(15,731)	(11,790)
Advances to majority-owned unconsolidated foreign subsidiaries	(3,851)	(60,668)	23,581	(23,247)	(1,330)

Net cash provided by (used in) investing activities	(7,809)	(62,903)	19,058	(38,978)	(13,120)
Financing activities
Proceeds (repayment) from debt and capital lease obligations, net	(149,132)	21,469	28,994	(20,418)	51,326
Net advance from affiliate	177,722	–	–	–	–
Proceeds from the issuance of preferred stock	–	48,658	48,658	29,991	–
Proceeds from issuance of common stock	–	–	–	71,648	10,032

Net cash provided by financing activities	28,590	70,127	77,652	81,221	61,358
Effect of exchange rate changes on cash	694	(1,270)	(701)	11	(219)

Net increase (decrease) in cash and cash equivalents	(1,386)	(35,444)	(34,557)	17,544	16,387
Cash and cash equivalents at beginning of period	1,442	35,999	35,999	18,455	2,068

Cash and cash equivalents at end of period	$56	$555	$1,442	$35,999	$18,455

Supplemental disclosure of cash flow information
Cash paid during the period for:
Interest	$7,029	$5,585	$21,341	$9,248	$6,686
Income taxes	$–	$–	$–	$–	$–
Non—cash investing and financing activities
Assets acquired by incurring capital lease obligations or long—term debt	$–	$10,235	$26,850	$53,391	$10,421
Common stock issued in exchange for the acquisition of certain minority interest	$–	$–	$–	$17,102	$–
Debt issued in conjunction with Acquisition of ACC	$–	$53,000	$53,000	$–	$–

See accompanying notes.

United States Operations
of
COMMUNICATIONS TELESYSTEMS INTERNATIONAL
d.b.a.
WORLDxCHANGE COMMUNICATIONS

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Information subsequent to September 30, 2000 and pertaining to March 31, 2001 and for the six months ended March 31, 2000 and 2001 is unaudited)

1. Business Activity

             Communications Telesystems International d.b.a WorldxChange Communications (“WorldxChange”), a California corporation, is a facilities based telecommunications carrier that provides international and domestic long distance service to retail and carrier customers. WorldxChange’s retail base was comprised of residential and commercial customers. WorldxChange’s wholesale base was comprised of other U.S. and foreign telecommunications carriers and resellers. WorldxChange has established retail and carrier operations in the United States, the Pacific Rim, Canada, Europe and Latin America. WorldxChange also provides operator, debit/calling card service, toll free, private line and other enhanced services.

             For the purposes of these financial statements for the United States operations of WorldxChange, its operations in the United Kingdom, France, Germany, Belgium, The Netherlands, Australia, New Zealand and Canada controlled up until WorldxChange was acquired by World Access through majority-owned subsidiaries have been excluded from operations with the net loss shown as “Loss from majority-owned unconsolidated foreign subsidiaries.”

2. Basis of Presentation and Summary of Significant Accounting Policies

             Basis of Presentation

             The accompanying financial statements have been prepared assuming that WorldxChange will continue as a going concern. WorldxChange has experienced recurring losses and has a deficiency in working capital and shareholders’ equity, which raise substantial doubt about its ability to continue as a going concern.  The fiscal 2000 and March 31, 2001 financial statements do not include any adjustments that might result from the outcome of this uncertainty.  WorldxChange completed its merger with World Access in December 2000 and in April 2001 World Access filed for bankruptcy.

             Interim Financial Information (Unaudited)

             The accompanying financial statements at March 31, 2001 and for the six months ended March 31, 2001 and 2000 are unaudited but include all adjustments (consisting of normal recurring accruals), which in the opinion of management, are necessary for a fair statement of the financial position and the operating results and cash flows for the interim date and periods presented. Results for the interim period ended March 31, 2001 are not necessarily indicative of results for the entire year or future periods.

             Consolidation

             The accompanying consolidated financial statements include the accounts of only the United States operations of WorldxChange. Its wholly and majority owned foreign subsidiaries have been shown utilizing the equity method of accounting. Only the domestic intercompany accounts and transactions have been eliminated in consolidation.

             Cash Equivalents

             Cash equivalents are highly liquid investments purchased with maturities of three months or less when purchased.

             Foreign Currency

Net assets and liabilities of operations outside the United States, for which the functional currency is not U.S. dollars, are translated into U.S. dollars using the exchange rate in effect at each period end. The net operating activity is translated at the average exchange rate prevailing during the period. Cumulative translation adjustments are included as a separate component of shareholders’ deficit. Exchange gains and losses from foreign currency transactions are included in “Other expense, net” in the accompanying Consolidated Statements of Operations.

             Concentration of Credit Risk

             WorldxChange’s customer base in the United States is comprised of carrier customers and residential and commercial users of its direct dial long distance telephone services, as well as hotels and other users of its operator—assisted long distance telephone services. WorldxChange’s United States revenues from residential and smaller commercial users are billed and collected by local exchange carriers (LECs). These LECs pass through their collections to WorldxChange based on the LECs own collection experience with customers billed under these billing agreements. WorldxChange direct bills carrier and certain commercial customers in the United States. WorldxChange performs credit evaluations of the financial condition of these direct bill customers, and may require a deposit in certain circumstances. Revenue is reported net of estimated customer credits which are provided for in the financial statements at the same time the corresponding revenue is recognized. The Company periodically estimates its reserve requirements for uncollectible accounts, and the bad debt expense is included in selling, general and administrative expense. No one customer accounted for more than 10% of revenues of the United States operations for any period during fiscal 2000, 1999, and 1998.

             Equipment and Leasehold Improvements

             Equipment and leasehold improvements in the United States are recorded at cost and are depreciated or amortized using the straight—line method over the estimated useful lives of the assets (generally two to seven years). Equipment under capital leases are recorded at the net present value of the minimum lease payments and are amortized over the shorter of the useful life of the asset or the lease term (ranging from three to seven years). Interests in international undersea and land based fiber optic cable systems are amortized over their estimated useful lives, typically 20 years. Total depreciation expense related to the United States operating assets for the fiscal years ended September 30, 2000, 1999 and 1998 was $18,573,000, $12,923,000 and $9,074,000, respectively.

             Installation Costs

             Installation costs consist of costs incurred by WorldxChange for the expansion of its switching capacity and related network. These costs also include dialer installation costs incurred upon establishing network services with certain operator services customers. These costs are amortized using the straight—line method over three years.

             Impairment of Long-Lived Assets

             The Company evaluates impairment of long-lived assets pursuant to SFAS No. 121, “Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of,” which requires impairment losses to be recorded on long-lived assets used in operations when events or changes in circumstances as of the balance sheet date indicate that the carrying amount of an asset may not be recoverable. Management periodically evaluates property and equipment and intangible assets for impairment whenever events or changes in circumstances indicate the assets may be impaired. This evaluation consists of comparing estimated future cash flows (undiscounted and without interest charges) over the remaining life of the asset to its carrying value. When such evaluation results in a deficiency, the asset is written down to its estimated fair value.

             Accrued Network Costs

             Accrued network costs represent an estimate for cost of network services received from third party telecommunications companies related to its United States operations for which WorldxChange has not been invoiced. The estimates are based upon vendor contract rates and actual minutes utilized per WorldxChange’s records.

             Stock-Based Compensation

             As permitted by SFAS No. 123, Accounting for Stock—Based Compensation, WorldxChange accounts for compensation expense under its stock—based compensation plans in accordance with Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees. Pro forma disclosure of net loss, as if the fair value—based method had been applied in measuring compensation expense, is presented in Note 8.

             Revenue Recognition

             Revenue is recognized as long distance telecommunications services are provided. Prepaid calling card revenue is reported net of selling discounts and recorded when minutes are used. Deferred revenue relates to amounts received from or billed to customers prior to WorldxChange providing telecommunications services. For the years ended September 30, 1998, 1999 and 2000, telecommunication services sold to unconsolidated majority-owned foreign subsidiaries were $36,969,000, $42,144,000 and $45,651,000, respectively.

             Cost of Services

             Cost of services is exclusive of depreciation and amortization related to the services network which is included in “Depreciation and amortization” presented separately in the consolidated statements of operations. For the years ended September 30, 1998, 1999 and 2000, purchases of telecommunication services from unconsolidated majority-owned foreign subsidiaries were $35,830,000, $19,777,000 and $20,157,000, respectively.

             Advertising

             WorldxChange charges advertising costs to expense as the costs are incurred. Total advertising expense for the United States operations was $11,675,000, $15,812,000 and $8,599,000, for the years ended September 30, 1998, 1999 and 2000, respectively.

             Use of Estimates

             The preparation of financial statements in conformity with accounting principles generally accepted in the United States  requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

             Fair Values of Financial Instruments

             WorldxChange believes that the carrying amounts of its cash, cash equivalents, accounts receivable, accrued networks costs, accounts payable, accrued liabilities, long-term debt and capital lease obligations approximate their fair values due to their short-term nature or variable interest rates.

             New Accounting Standards

             In June 1998, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities. In May 1999, the FASB voted to delay the effective date of SFAS No. 133 by one year. The Company adopted SFAS 133 for fiscal year 2001.  This statement establishes a new model for accounting for derivatives and hedging activities. Under SFAS No. 133, all derivatives must be recognized as assets and liabilities and measured at fair value.  The adoption of SFAS No. 133 has not had a significant impact on WorldxChange’s consolidated financial position or results of operations.

             Reclassifications

             Certain prior period amounts have been reclassified to conform with the current period presentation.

3. Acquisitions

             In December 1998, WorldxChange completed a business combination with CTS Telcom, Inc., an affiliate, with operations in the United States, under common ownership and management control, which has been accounted for in a manner similar to a pooling-of-interests. No consideration was paid for the acquisition of CTS Telcom. The accompanying consolidated financial statements are derived from the combined historical financial statements of CTS Telcom and WorldxChange. All significant intercompany accounts and transactions have been eliminated.

             Net revenues and net loss for fiscal 1998, by entity, are as follows (in thousands):

	Net Revenues	Net Loss

WxC	$340,792	$(25,354)
CTS Telcom	16,343	(2,099)
Eliminations	(2,604)	—

Combined	$354,531	$(27,453)

             On November 4, 1999, WorldxChange acquired the outstanding shares of certain European subsidiaries of ACC Corporation (“ACC”), a subsidiary of AT&T. The operations of these subsidiaries are located in the United Kingdom, Germany, France and Italy. As part of this transaction, WorldxChange also acquired from ACC a switch located in the United States and certain indefeasible rights of use of a transatlantic telecommunications cable system. The $113 million purchase price for this transaction was comprised of $60 million cash and a $53 million, 12% per annum interest rate note due on or before December 28, 2000. The acquisition resulted in excess purchase price over the fair value of the net assets acquired of approximately $75.2 million allocated to goodwill and customer base based on management’s estimates. Goodwill is being amortized on a straight-line basis over twenty years and the customer base is being amortized over five years. For the purpose of these financial statements for the United States operations of WorldxChange, the operating results of this purchase transaction have been excluded from operations with the net loss shown as “Loss from majority-owned unconsolidated foreign subsidiaries.”

             WorldxChange financed $50 million of the cash payment through the issuance in November 1999 of 50,000 shares of Series B Convertible Preferred Stock to two existing shareholders for $50 million. The Series B Convertible Preferred Stock has a liquidation preference of $1,000 per share. In May 2000, the Series B Convertible Preferred Stock was converted into 5,555,550 shares of common stock.

4. Balance Sheet Information

             Sale of Accounts Receivable with Recourse

             WorldxChange sold certain of its receivables related to its operations in the United States, subject to full recourse provisions, to Zero Plus Dialing Incorporated (ZPDI), one of WorldxChange’s providers of billing and collection services. At September 30, 1999 the outstanding balance of such accounts for which WorldxChange is contingently liable was approximately $1,962,000. No amounts were outstanding under this arrangement at March 31, 2001 or  September 30, 2000.

             Equipment and Leasehold Improvements

             Equipment and leasehold improvements related to WorldxChange’s United States operations consist of the following (in thousands):

	March 31,	September 30,

	2001	2000	1999

	(unaudited)
Telecommunications equipment and cables	$135,118	$134,325	$101,972
Computer equipment and software	22,873	19,767	12,377
Office furniture, equipment and vehicles	8,970	8,947	8,219
Leasehold improvements	2,118	2,082	2,062
Equipment in progress	–	–	9,118

	169,079	165,121	133,748
Accumulated depreciation and amortization	(65,407)	(56,446)	(37,873)

	$103,672	$108,675	$95,875

             Telecommunications equipment and cables include eight indefeasible rights of use in cable systems related to WorldxChange’s United States operations amounting to $60,891,000 and $41,892,000 and ownership interests in international cables related to WorldxChange’s United States operations amounting to $17,140,000 and $15,605,000 at September 30, 2000 and 1999, respectively. As of March 31, 2001, WorldxChange had indefeasible rights of use in cable systems amounting to $60,450,000 and ownership interests in international cables amounting to $17,265,000. These assets are amortized over the life of the agreements of 15 to 20 years.

5. Debt

             Debt consists of the following (in thousands):

	March 31,	September 30,

	2001	2000	1999

	(unaudited)
Loan and security agreement payable upon collections of accounts receivable with interest payable monthly at prime rate plus 1.75% (11.25% at September 30, 2000) and prime plus 2.75% (11.00% at September 30, 1999)	$—	$30,000	$24,221
Unsecured subordinated note balance due December 2000 with interest payable at maturity of 12%	—	53,000	—
Secured subordinated note, balance due November 2000 with interest payable quarterly at 12.5%	32,950	45,200	45,200
Unsecured note due February 2002 with varying monthly principal payments from $300,000 to $1,250,000. The unpaid principal bears interest at 13.0%, which is payable at maturity	7,624	15,101	—
Term loan due October 2000, with principal reductions of $300,000 due monthly and interest payable monthly at prime plus 5.00% (14.5% at September 30, 2000) and prime plus 6.75% (15.00% at September 30, 1999)	—	2,900	4,600
Term loan due February 2001 with interest payable at a per annum rate equal to 11.0%	—	35,732	—
Note payable due March 2004, with principal and interest payments payable in monthly installments of $184,000 at 12.00%	5,397	6,148	7,521
Notes payable due June 2004 to March 2005, with aggregate monthly principal and interest payments at 12% due in monthly installments of $355,000 at September 30, 2000 and $197,000 at September 30, 1999	15,359	16,932	8,693
Note payable due May 2004, with principal and interest payments payable in monthly installments of $323,000 at 11.5%	10,457	11,326	13,742
Note payable due August 2004, with principal and interest payments payable in monthly installments of $73,000 at 11.5%	2,522	2,714	3,247
Note payable due June 2004, with principal and interest payments payable in monthly installments of $57,000 at 10%	1,884	2,084	2,568
Note Payable due June 2002 with quarterly payments of $67,000	358	499	—
Note payable due May 2004 with principal and interest payments made payable in monthly installments of $93,000 at 11%	2,707	3,104	—
Secured and unsecured notes, with principal and interest payments payable in quarterly installments, maturing at various dates through June 2002. Interest rates ranging from 10% to 14.25%	—	81	190

	79,258	224,821	109,982
Less current portion	(51,007)	(190,394)	(9,767)

	$28,251	$34,427	$100,215

             In March 1997, WorldxChange entered into a credit facility, which consists of an accounts receivable-based revolving credit facility and a term loan. In February and May 2000, the credit facility was amended to increase the maximum borrowing capacity, add a bridge loan, extend the maturity date of the revolving credit agreement and term loan and reduce the interest rate charge. The amended credit facility allows WorldxChange to borrow up to a maximum of $80.0 million, subject to certain restrictions and borrowing base limitations. The maximum available borrowing base under the revolving credit agreement is $30.0 million and is determined as a specified percentage of eligible accounts receivable. The balance outstanding on the revolving credit agreement is reduced by the application of payments received on collections of accounts receivable. The accounts receivable revolving credit facility had an outstanding balance of approximately $30.0 million at September 30, 2000. This facility bears interest at the prime rate plus 1.75% and is repaid through collections of accounts receivable. The term loan was issued in the amount of $5.0 million, which at September 30, 2000 had an outstanding balance of approximately $2.9 million, bears interest at the prime rate plus 5.00% and requires monthly reductions of principal of $300,000 plus interest. The bridge loan has a maximum borrowing availability of $45.0 million, bears interest at 11% and matures on February 11, 2001. The maturity date may be extended until October 1, 2003 by the bridge loan participant. As part of the amended agreement and the WorldxChange merger agreement, World Access agreed to participate in the bridge loan and agreed to fund the $45.0 million under the agreement. As of September 30, 2000, the outstanding balance on the bridge loan was $35.7 million and $9.3 million was available for borrowing. In total, as of September 30, 2000, WorldxChange had $68.6 million borrowed under the credit facility and $9.3 million available for borrowing. In November 2000, all outstanding amounts owed under this arrangement were paid off by World Access and the borrowing agreement was terminated. This transaction increased the amount WorldxChange owes to World Access.

             From May through August 1998, WorldxChange issued and sold subordinated promissory notes in the aggregate principal amount of $55.0 million. These notes bear interest at 12.5% per annum, provide for quarterly payments of interest only and mature on November 30, 2000. These notes provide the lender the right to require WorldxChange to use a portion of the net proceeds from any private placement or public offering of WorldxChange’s common stock to repay the notes. As of September 30, 1999 and 2000 the outstanding balance was $45,200,000.

             In addition, WorldxChange also issued a promissory note in August 1998 in the amount of $1.2 million representing accrued interest on the subordinated promissory notes. This note bears interest at the rate of 10.0% per annum, provides for quarterly payments of interest only and matures on November 30, 2000. In accordance with the terms of the note, this balance was repaid out of the proceeds of the private placement equity offerings.

             In July 1999, WorldxChange entered into an indefeasible right of use agreement to lease capacity in a transatlantic telecommunications cable system for $4,000,000. At September 30, 2000 the outstanding balance related to this agreement was $3,104,000.

             In October 1998, WorldxChange entered into an indefeasible right of use agreement to lease capacity in a transatlantic telecommunications cable system for $8,250,000. The purchase was vendor financed with a note that bears interest at 12.0% per annum and provides for monthly payments of principal and interest. WorldxChange’s obligations under this agreement are secured by a first-priority security interest in the leased capacity. At September 30, 2000 and 1999, the outstanding balances related to this agreement were $6,148,000 and $7,521,000, respectively.

             In February 1999, WorldxChange entered into an indefeasible right of use agreement to lease capacity in a nationwide fiber optic communications system. The initial fee for each capacity segment is calculated based on mileage between cities, as defined per the agreement. This purchase was vendor financed with notes that bear interest at 12.0% per annum and provide for payments in equal monthly installments of principal and interest. At September 30, 2000 and 1999, the outstanding balances related to this agreement were $16,932,000 and $8,693,000 respectively.

             In March 1999, WorldxChange entered into an indefeasible right of use agreement to lease capacity in a nationwide telecommunications network. Pursuant to this agreement, WorldxChange signed notes payable to the vendor for the purchase price. These notes bear interest at 11.5% per annum and provide for monthly payments of principal and interest. WorldxChange’s obligations under this agreement are secured by a security interest in the leased capacity. At September 30, 2000 and 1999, the aggregate outstanding balances were approximately $14,040,000 and $16,989,000, respectively.

             In June 1999, WorldxChange entered into an indefeasible right of use agreement to lease capacity in a fiber optic communications system for $2,969,000. The purchase was vendor financed with a note that bears interest at 10.0% per annum and provides for payments in equal monthly installments of principal and interest, which are inclusive of all operation and maintenance fees. At September 30, 2000 and 1999, the outstanding balances related to this agreement were $2,084,000 and $2,568,000 respectively.

             In January 2000, WorldxChange negotiated payment terms with a network provider to finance outstanding invoices payable to the carrier.  Under the terms of the agreement, the Company agreed to pay to the carrier a total of $24.1 million for services through August 31, 1999.  Payments in the aggregate of $4.3 million were due and payable in monthly installments through September 30, 2000 and the remainder is payable in monthly installments of $1.25 million beginning October 2000.  At September 30, 2000, $15.1 million remains outstanding and bears interest at 13% per annum.

             Maturities of long-term debt as of September 30, 2000 are as follows (in thousands):

Year Ending September 30,

2001	$190,394
2002	12,315
2003	12,010
2004	9,135
2005	967

Total	$224,821

6. Commitments and Contingencies

             Leases

             WorldxChange leases its primary operating facilities in the United States under noncancellable operating leases which expire at various dates through March 2015. Certain of these leases contain escalation clauses based on inflation or fixed amounts and the leases generally require WorldxChange to pay utilities, insurance, taxes and other operating expenses. Rental expense under such leases was $3,273,000, $2,235,000 and $2,173,000, respectively, for the years ended September 30, 2000, 1999 and 1998.

             WorldxChange leases its switches and certain other telecommunication and computer equipment under capital leases, most of which contain bargain or fair market value purchase options. At September 30, 2000 and 1999 assets acquired under these leases have an original cost of $82,228,000 and $52,929,000, respectively, and accumulated amortization of $31,751,000 and $14,700,000, respectively. The amortization of these assets is included with depreciation and amortization expense presented in the Consolidated Statements of Operations.

             Future minimum payments for capital leases and noncancellable operating leases related to WorldxChange’s United States operations with initial or remaining terms of one year or more as of September 30, 2000 are as follows (in thousands):

Year Ending September 30,	Capital Leases	Operating Leases

2001	$13,825	$1,404
2002	12,777	1,255
2003	7,652	272
2004	3,715	146
2005	6	146
Thereafter	–	733

Total minimum lease payments	37,975	$3,956

Less amount representing interest	(4,737)

Present value of minimum lease payments	33,238
Less current portion	(10,854)

Amounts due after one year	$22,384

Future minimum commitments related to the unconsolidated foreign operations of WorldxChange for the capital and operating leases totaling $11,006,000 and $10,826,000 respectively, have been excluded from the above table.

             Commitments for Undersea Cable and Land-based Fiber Optic Cable Systems

             WorldxChange has entered into three agreements to increase its ownership of undersea cables. These commitments are expected to require incremental capital expenditures of approximately $18.0 million.  Of this balance, $4.0 million will be vendor financed at 11% interest, with monthly principal and interest payments over a four year amortization period.  The remaining $14.0 million will be paid in installments of $6.8 million upon service delivery date and payments of $3.0 million and $4.2 million on the 1st and 2nd anniversaries of the service delivery dates, respectively.  As of September 30, 1999 and 2000 these obligations remain outstanding.

             WorldxChange entered into an agreement during the year ended September 30, 1999 to acquire $25.0 million of capacity in land-based fiber optic cable systems. The vendor has agreed to finance 90% of the commitment at 12% interest, with monthly principal and interest payments over a five year amortization period. At September 30, 2000, a commitment of $3.2 million remained under this obligation. Also, as of this date, total outstanding indebtedness totaled $16.9 million.

7. Income Taxes

             Income taxes are provided for in accordance with the provisions of FASB Statement No. 109, Accounting for Income Taxes. Under this method, WorldxChange recognizes deferred tax assets and liabilities for the expected future tax effects of temporary differences between the carrying amounts and the tax bases of assets and liabilities, as well as operating loss carryforwards.

The significant components of WorldxChange’s deferred tax assets and liabilities related to the operations in the United States as of September 30, 2000 and 1999 are shown below (in thousands). At September 30, 2000, a valuation allowance of $95,568,000 has been recorded as realization of such net deferred assets is uncertain.

	September 30,

	2000	1999

Deferred tax assets:
U.S. net operating loss carryforward	$89,384	$39,286
Accrued liabilities and reserves	7,101	4,263

Deferred tax liabilities:
Depreciation and amortization	(913)	(1,153)
Other	(4)	199

Net deferred tax assets	95,568	42,595
Deferred tax assets valuation allowance	(95,568)	(42,595)

	$–	$–

             At September 30, 2000 and 1999, WorldxChange had net operating loss carryforwards available for federal and state tax purposes of approximately $239,212,000 and $101,765,000, respectively. The federal tax loss carryforwards will begin expiring in 2007, unless previously utilized. The state tax loss carryforwards continue expiring in 2000 and will continue to expire through 2003, unless previously utilized. Other foreign loss carryforwards which related to the unconsolidated foreign subsidiaries have not been shown in the above tables. The realization of future domestic benefits from net operating loss carryforwards may be limited under Section 382 of the Internal Revenue Code if certain cumulative changes occur in WorldxChange’s ownership.

8. Shareholders’ Deficit

             Common Stock

             In September 1998, WorldxChange completed a private placement for the issuance of 1,659,214 shares of common stock. WorldxChange issued 788,127 shares of common stock in September 1998 for $10,000,000. The remaining 871,087 shares of common stock were issued in December 1998 for another $10,000,000. During fiscal 1999, WorldxChange issued 5,727,000 shares of common stock for proceeds of $60,000,000.

             In September 1999, WorldxChange issued 1,554,763 shares of its common stock in exchange for minority interests held in certain of its foreign subsidiaries. The acquisition was accounted for under the purchase method of accounting at a value of $17,102,000, or $11.00 per share. The excess value of the stock issued over the minority interest balance at September 30, 1999 was recorded as goodwill of $12,194,000 on the balance sheet of the foreign subsidiary, which is carried on the equity method of accounting for the purposes of these financial statements. This intangible asset is being amortized on a straight-line basis over 20 years with the resulting amortization being included in the net operating activity for the foreign subsidiaries shown as “Loss from majority-owned unconsolidated foreign subsidiaries.”

             Preferred Stock

             As of September 30, 1998, WorldxChange had 23 shares of Series A Cumulative Preferred Stock outstanding. The shares were non-voting and entitled the holders to certain annual cumulative dividends. During fiscal 1999, all 23 shares were repurchased by WorldxChange.

             In August 1999, WorldxChange issued 30,000 shares of Series A Convertible Preferred Stock for $30,000,000. The holders of the Series A Convertible Preferred Stock are entitled to receive an annual cash dividend of $40 per share (an aggregate of $1,300,000 and $100,000 at September 30, 2000 and 1999, respectively). The holders of the Series A Convertible Preferred Stock are entitled to certain antidilution rights and have liquidation rights senior to those of common shareholders.

             Each share of Series A Convertible Preferred Stock is convertible into 90.9091 shares of common stock. The stock is convertible at the option of the holder six months after issuance provided WorldxChange has not completed a public offering and no such offering is pending. The stock is automatically convertible: (i) six months from a completed registered public offering, provided there has been no other registered public offering during the course of the six months and no registered public offering is pending, or (ii) in the event there is no registered public offering, two years from the date of issuance, provided there is no registered public offering pending.

             In connection with the ACC acquisition, WorldxChange financed $50 million of the cash payment through the issuance in November 1999 of 50,000 shares of Series B Convertible Preferred Stock to two existing shareholders for $50 million. In May 2000 the Series B stock converted into 5,555,550 shares of common stock.

             Stock Options

             WorldxChange’s 1996 Stock Option Plan provides for the granting of stock options to purchase, and the issuance of, up to 3 million shares to employees, non-exempt directors and consultants. Generally, options are granted at prices at least equal to the fair value of WorldxChange’s common stock on the date of grant as determined by WorldxChange’s Board of Directors. In addition, certain officers and directors have been granted stock options outside the Plan.

             Pro forma information regarding net loss is required by SFAS No. 123, and has been determined as if WorldxChange had accounted for its employee stock options under the fair value method of that statement. The fair value of these options was estimated at the date of grant using the minimum value method and the following weighted average assumptions for fiscal year 1998, 1999 and 2000, respectively: risk free interest rate of 5.25%, 5.75% and 6.43%; expected option life of seven years; and no annual dividends.

             For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the vesting period of such options. The effects of applying SFAS 123 for pro forma disclosure purposes are not likely to be representative of the effects on pro forma net income or loss in future years because they do not take into consideration pro forma compensation expenses related to grants made prior to fiscal 1996. WorldxChange’s pro forma information follows:

	2000	1999	1998

		(in thousands)
Pro forma net loss before preferred stock dividends……...	$(163,781)	$(65,016)	$(28,176)

             A summary of WorldxChange’s stock option activity, including those issued outside of the plans and related information are as follows:

	Shares Available for Grant	Number of Shares	Price per Share	Weighted- Average Exercise Price

Balance as of October 1, 1997	712,566	2,197,434	$0.42-$7.00	$2.84
Additional shares reserved	1,008,166	—	—	—
Grants	(1,377,453)	1,377,453	$7.00-$10.00	9.67
Exercises	—	(54,425)	$0.67-$7.00	0.72
Cancellations	320,162	(320,162)	$4.33-$5.00	5.00

Balance as of September 30, 1998	663,441	3,200,300	$0.42-$10.00	5.73
Additional shares reserved	4,000,000	—	—	—
Grants	(1,273,752)	1,273,752	$10.00-$11.00	10.34
Exercises	—	(236,239)	$0.67-$11.00	6.98
Cancellations	495,391	(495,391)	$5.00-$10.00	9.06

Balance as of September 30, 1999	3,885,080	3,742,422	$0.42-$11.00	6.85
Grants	(1,574,081)	1,574,081	$3.52-$13.00	7.43
Exercises	—	(92,486)	$0.42-$10.00	3.80
Cancellations	1,163,158	(1,163,158)	$5.00-$13.00	9.79

Balance as of September 30, 2000	3,474,157	4,060,859	$0.42-$13.00	$6.29

             The following table summarizes significant ranges of outstanding and exercisable options at September 30, 2000:

	Outstanding Options			Options Exercisable

Range of Exercise Prices	Shares	Weighted Average Remaining Life in Years	Weighted Average Exercise Price	Shares	Weighted Average Exercise Price

$0.42-$3.52	1,131,575	3.96	$1.16	950,975	$0.71
$3.62-$6.80	1,162,833	8.04	5.45	502,317	5.14
$7.00-$10.00	1,221,572	8.10	9.66	604,905	9.47
$11.00-$13.00	544,880	8.98	11.22	117,117	11.20

	4,060,860	7.05	$6.29	2,175,314	$4.73

             The weighted average fair value at date of grant for options granted during fiscal 1998, 1999 and 2000 were $1.88, $2.52 and $3.65 per share, respectively.

9. Related Party Transactions

             Affiliated Long Distance Companies

             In fiscal 1996, WorldxChange began utilizing long distance services from four affiliated companies owned by a relative of WorldxChange’s officers/shareholders. Billings by the four affiliates for long distance services provided to WorldxChange were approximately $5,409,000 and $1,705,000 for the years ended September 30, 1998 and 1999, respectively. Effective January 1999, WorldxChange terminated the agreements with these affiliates.

10. Savings Plan

             In January 1996, WorldxChange adopted a 401(k) Savings Plan covering substantially all employees that have been employed for at least one year and meet other age and eligibility requirements. Participants may elect to contribute up to six percent of their compensation. WorldxChange matches 25% of participant contributions. WorldxChange’s matching contribution totaled $82,000, $100,000 and $116,000 during the years ended September 30, 1998, 1999 and 2000, respectively.

11. Litigation and Regulation

             WorldxChange is required under federal law and regulations to file tariffs showing rates, terms and conditions affecting its services. WorldxChange has filed interstate long distance tariffs with the FCC. The FCC has adopted an order that, with certain exceptions, rescinds the requirement that carriers such as WorldxChange maintain FCC tariffs and mandates that tariffs be withdrawn. The FCC stayed its order pending judicial review. If tariffs are eliminated, it will probably be necessary for WorldxChange to secure contractual agreements with its customers providing for many of the terms of its existing tariffs. Absent tariffs and contracts, WorldxChange believes that disputes could arise concerning the respective rights of WorldxChange and its customers, which could hinder WorldxChange’s ability to collect its accounts receivable, increase WorldxChange’s overall bad debt losses and collection expenses, and increase WorldxChange’s exposure to unlimited damage claims. The FCC has not proposed to change its requirements that tariffs for international services be filed, and WorldxChange continues to file such tariffs.

             The intrastate long distance operations of WorldxChange are also subject to various state laws. The majority of states require certification or registrations. WorldxChange has secured the ability to offer intra-state service in forty-one states. Many states require tariff filing as well.

             WorldxChange has been successful in obtaining all necessary regulatory approvals to date, although revision of tariffs, authorities and approvals are being made on a continuing basis and many such requests are pending at any one time.

             Some states may assess penalties on long distance service providers for traffic sold prior to tariff approval. Such states may require refunds to be made to customers. It is the opinion of management that such penalties and refunds, if any, would not have a material adverse effect on the consolidated results of operations, financial position or liquidity of WorldxChange.

             In May 1997, the California Public Utilities Commission issued an order, which became effective in October 1997, revoking WorldxChange’s Certificate of Public Convenience and Necessity in California and imposing certain other fines and penalties against WorldxChange based on the California Public Utilities Commission’s findings that WorldxChange violated California laws and regulations requiring WorldxChange to obtain prior consumer authorization before switching consumers’ long distance carriers. As a result of the revocation for WorldxChange’s Certificate of Public Convenience and Necessity, WorldxChange cannot provide intrastate telecommunication services in California. In addition, WorldxChange must, among other things, (i) pay a $19.6 million fine to the state of California, $2 million of which has been paid with the balance suspended so long as WorldxChange is not found to have committed any future violations of California law or California Public Utilities Commission directives; (ii) reimburse the California Public Utilities Commission for $100,000 in prosecution costs which has also been paid; and (iii) pay approximately $1.9 million in reparations to consumers, of which $1,211,000 was payable at September 30, 1999 with no remaining amounts outstanding at September 30, 2000.

             Under the California Public Utilities Commission’s order, the suspension of WorldxChange’s Certificate of Public Convenience and Necessity and the other sanctions and fines imposed on WorldxChange are binding on any successor of WorldxChange. WorldxChange may apply to the California Public Utilities Commission for reinstatement of the Certificate of Public Convenience and Necessity after October 22, 2000, although there can be no assurance that such reinstatement would be granted.

             In addition, WorldxChange is subject to certain legal, regulatory and administrative proceedings, claims and inquiries arising in the ordinary course of business, some of which involve claims for substantial amounts of damages. The ultimate outcome of such proceedings, claims or inquiries cannot be predicted at this time. It is management’s opinion, after consultation with its legal counsel, that any such liability or possible restrictions placed on WorldxChange’s operations resulting from the ultimate resolution of such proceedings, claims, and inquiries, beyond that provided, would not have a material effect on WorldxChange’s consolidated financial position or WorldxChange’s future consolidated results of operations or cash flows related to its operations in the United States.

12. Merger and Management Services Agreements with World Access

             In February 2000, WorldxChange executed a definitive merger agreement with World Access, Inc. (“World Access”). On August 1, 2000, WorldxChange entered into an Executive Management Services Agreement (“Management Agreement”) with World Access. Under this agreement, World Access serves as the exclusive agent for WorldxChange to provide all management services required for the operation and management of WorldxChange. World Access has the authority, to the fullest extent permitted by law, to take all actions and make all decisions on behalf of WorldxChange in the operation and management of WorldxChange’s assets and the power to select, terminate and determine the compensation of the management and employees of WorldxChange. Under this agreement, World Access has also assumed all financial responsibility related to the operations of WorldxChange subsequent to August 1, 2000.

             As of September 30, 2000, WorldxChange has net advances due to World Access of $91.0 million. The amounts comprising this balance and the classification on the September 30, 2000 Consolidated Balance Sheet are as follows (in thousands):

Reimbursement from World Access of Net Loss under Management Agreement (Accounts payable)	$(22,688)
Secured term loan (Current portion of long-term debt)	35,732
Working capital advances (Accounts payable)	77,957

$91,001

             As a result of World Access assuming all financial responsibility for WorldxChange, WorldxChange has recorded the reimbursement of the net loss incurred by WorldxChange since August 1, 2000 as a single line item, “Reimbursement from World Access of Net Losses Under Management Agreement,” in its Consolidated Statement of Operations.

             As of September 30, 2000, World Access and WorldxChange have consolidated their sales forces, billing systems and network operations centers, as well as decommissioned certain switches as traffic has migrated from one network to the other.

             The Consolidated Statement of Operations for WorldxChange for the two months ended September 30, 2000 while operating under the Management Agreement consisted of the following (in thousands):

Revenue	$74,031
Cost of services	55,920
Selling, general and administrative	25,842
Depreciation and network amortization	6,808
Amortization of intangibles	1,889

Total operating expense	90,459

Operating loss	(16,428)
Interest and other income	280
Interest expense	(6,511)

Loss before income taxes	(22,659)
Income taxes	29

Net loss	$(22,688)

             In February 2000, World Access entered into a participation agreement with a lender under which WorldxChange can borrow money. In this participation agreement, the lender is the lead lender and acts as agent for World Access in dispersing the funds and in administering and collecting the loan. The participation agreement allows World Access to advance up to $45.0 million to WorldxChange. The terms of the loan are governed by the terms of an existing loan agreement between the lender and WorldxChange.

             Advances by World Access under the participation agreement are structured as a term loan which bears interest at a rate of 11% per annum and matures on February 11, 2001. Both the term loan and the existing indebtedness under the loan arrangement are secured by a security interest in all personal property of WorldxChange. Subsequent to September 30, 2000, the borrowings under this loan were repaid by World Access.

             As of September 30, 2000, WorldxChange owed $68.6 million under the loan, including $35.7 million advanced by World Access. These funds are being used to finance operating losses expected to be incurred by WorldxChange prior to the merger date as well as to make permanent investments in working capital that are required to support WorldxChange’s international expansion.

             During December 2000, the acquisition of WorldxChange by World Access was completed.

13. Recent Events

             On April 24, 2001, World Access filed voluntary petitions for Chapter 11 relief in the United States Bankruptcy Court. On June 4, 2001, I-Link Incorporated, through its wholly-owned subsidiary WorldxChange Corporation, completed its purchase of certain select assets employed in the long distance business of WorldxChange as part of a court supervised sale in the bankruptcy proceedings of World Access, and assumed or renegotiated certain select contracts associated with the assets purchased.

I-LINK INCORPORATED
UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL
STATEMENTS

             The following unaudited pro forma combined condensed financial statements have been prepared to give effect to the purchase of certain select assets of the United States operations of Communications Telesystems International d.b.a. WorldxChange Communications (“Communications”) from a bankruptcy proceeding and assumption or renegotiation of certain select contracts by I-Link Incorporated (“I-Link”) through its wholly-owned subsidiary WorldxChange Corporation (“WorldxChange”) effective June 4, 2001. These unaudited pro forma combined condensed financial statements have been prepared to also give effect to the merger of I-Link with WebToTel, Inc (“WebToTel”) and its subsidiary Nexbell Communications, Inc. (“Nexbell”). Effective March 2001,      I-Link became a majority owned subsidiary of Counsel Corporation ("Counsel"). The historical financial statements of I-Link do not reflect the transaction between Counsel and I-Link. As a result of the transaction, I-Link, WebToTel and Nexbell were under common control of Counsel at the time of I-Link's acquisition of WebToTel. This transaction was recorded using book value purchase accounting (similar to the pooling-of-interests method of accounting).  WebToTel acquired Nexbell on February 22, 2001 and accounted for that acquisition using the purchase method of accounting, the effects of which are reflected in the accompanying pro forma financial statements.

             The unaudited pro forma combined condensed statements of operations for the three months ended March 31, 2001 combine the historical consolidated statements of operations of I-Link, WebToTel and Nexbell for the three months ended March 31, 2001 and historical financial statements of Communications for the three months ended December 31, 2000. The unaudited pro forma combined condensed statements of operations for the twelve months ended December 31, 2000 combine the historical consolidated statements of operations of I-Link, WebToTel, and Nexbell for the twelve months ended December 31, 2000 and historical financial statements of Communications for the twelve months ended September 30, 2000.  Presentation of the unaudited pro forma statements of operations include the effects of the merger with WebToTel and acquisition of certain Communications’ assets and assumption or renegotiation of certain select contracts as if the merger and acquisition had occurred at the beginning of the earliest period presented.

             Unaudited pro forma combined condensed financial information is presented for illustrative purposes only and is not necessarily indicative of the financial position or results of operations that would have actually been reported had the merger and acquisition occurred at the beginning of the periods presented, nor is it necessarily indicative of future financial position or results of operations. These unaudited pro forma combined condensed financial statements are based upon the respective historical consolidated financial statements of I-Link, WebToTel, Nexbell and Communications and notes thereto. These unaudited pro forma combined condensed financial statements do not incorporate, nor do they assume, any benefits from cost savings or synergies of operations of the combined company.

UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS
for the quarter ended March 31, 2001

	I-Link	Nexbell	WebToTel	Communications	Adjustments		Pro Forma

Revenues:
Telecommunication services	$4,127,856	$800,045	-	$36,443,391	$(15,386,265	)(C)	$25,985,027
Technology licensing and development	1,436,899	-	-	-	-		1,436,899
Other	666,583	-	-	-	-		666,583

	6,231,338	800,045		36,443,391	(15,386,265)		28,088,509
Operating costs and expenses:
Telecommunication network expense	5,728,641	1,680,501	-	36,058,222	(16,956,455	)(D)	26,510,909
Selling, general and administrative	3,579,781	496,268	-	13,154,646	736,813	(E)	17,967,508
Provision for doubtful accounts	52,283	95,063	-	2,682,099	(1,839,814	)(F)	989,631
Depreciation and amortization	1,484,133	41,546	-	6,512,608	456,821	(A)	8,495,108
Research and development	1,066,758	-	-	-	-		1,066,758

Total operating costs and expenses	11,911,596	2,313,378		58,407,575	(17,602,635)		55,029,914

Operating loss	(5,680,258)	(1,513,333)	-	(21,964,184)	2,216,370		(26,941,405)

Other income (expense):
Interest expense	(266,203)	(185,764)	$(31,906)	(4,306,084)	3,432,776	(I)	(1,357,181)
Interest and other income	29,803	2,299	-	(512,274)	-		(480,172)
Loss on sale of assets	-	(50,620)	-	-	-		(50,620)

Total other income (expense)	(236,400)	(234,085)	(31,906)	(4,818,358)	3,432,776		(1,887,973)

Net loss	$(5,916,658)	$(1,747,418)	$(31,906)	$(26,782,542)	$5,649,146		$(28,829,378)

Calculation of net income per common share:

Net loss	$(5,916,658)	$(1,747,418)	$(31,906)	$(26,782,542)	$5,649,146		(28,829,378)

Dividends accrued and paid on Class M redeemable preferred stock	(269,027)	-	-	-	-		(269,027)
Net effect on retained earnings of redemption and reissuance of Class M and N preferred stock, including beneficial conversion features	15,512,473	-	-	-	-		15,512,473
Cumulative preferred stock dividends not paid in current year	(10,947)	-	-	-	-		(10,947)

Income (loss) applicable to common stock	$9,315,841	$(1,747,418)	$(31,906)	$(26,782,542)	$5,649,146		$(13,596,879)

Basic and diluted weighted average shares outstanding	47,079,855	-	-		17,454,333	(B)	64,534,188

Net income (loss) per common share - basic and diluted	$0.20						$(0.21)

The accompanying notes are an integral part of these unaudited proforma combined condensed financial statements

UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS
for the year ended December 31, 2000

	I-Link	Nexbell	WebToTel	Communications	Adjustments		Pro Forma

Revenues:
Telecommunication services	$18,300,548	$1,455,456	-	$297,844,628	$(193,212,192	)(C)	$124,388,440
Marketing services	463,740	-	-	-	-		463,740
Technology licensing and development	8,972,828	-	-	-	-		8,972,828
Other	2,667,039	-	-	-	-		2,667,039

	30,404,155	1,455,456	-	297,844,628	(193,212,192)		136,492,047
Operating costs and expenses:
Telecommunication network expense	24,958,320	4,048,943	-	280,509,798	(193,347,408	)(D)	116,169,653
Marketing services	456,354	-	-	-	-		456,354
Selling, general and administrative	18,353,731	2,788,040	-	63,096,554	1,353,380	(E)	85,591,705
Unsuccessful acquisition costs	-	-	$1,137,485	-	-		1,137,485
Provision for doubtful accounts	113,168	164,921	-	20,855,483	(16,670,186	)(F)	4,463,386
Depreciation and amortization	6,399,318	265,257	-	20,451,083	1,800,573	(A)	28,916,231
Research and development	4,220,333	-	-	-	-		4,220,333

Total operating costs and expenses	54,501,224	7,267,161	1,137,485	384,912,918	(206,863,641)		240,955,147

Operating loss	(24,097,069)	(5,811,705)	(1,137,485)	(87,068,290)	13,651,449		(104,463,100)

Other income (expense):
Interest expense	(1,502,676)	(256,878)	(23,718)	(22,219,000)	19,010,377	(I)	(4,991,895)
Interest and other income (expense)	487,132	21,457	-	21,919,000	(22,659,391	)(G)	(231,802)
Loss on sale of assets	-	(139,606)	-	-	-		(139,606)
Settlement expense	(639,565)	-	-	-	-		(639,565)
Loss incurred by unconsolidated entities	-	-	-	(74,866,903)	74,866,903	(H)	0

Total other income (expense)	(1,655,109)	(375,027)	(23,718)	(75,166,903)	71,217,889		(6,002,868)

Net loss	$(25,752,178)	$(6,186,732)	$(1,161,203)	$(162,235,193)	$84,869,338		$(110,465,968)

Calculation of net loss per common share:

Net loss	$(25,752,178)	$(6,186,732)	$(1,161,203)	$(162,235,193)	$84,869,338		$(110,465,968)
Cumulative preferred stock dividends not paid in current year	(1,646,818)	-	-	(2,682,000)	-		(4,328,818)

Loss applicable to common stock	$(27,398,996)	$(6,186,732)	$(1,161,203)	$(164,917,193)	$84,869,338		$(114,794,786)

Basic and diluted weighted average shares outstanding	26,669,058				17,454,333	(B)	44,123,391

Net loss per common share - basic and diluted	$(1.03)						$(2.60)

The accompanying notes are an integral part of these unaudited proforma combined condensed financial statements

I-LINK INCORPORATED
NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED
FINANCIAL STATEMENTS

NOTE 1—BASIS OF PRESENTATION:

On June 4, 2001, I-Link Incorporated (“I-Link”), through its wholly owned subsidiary WorldxChange Corporation (“WorldxChange”) completed its purchase of certain select assets employed in the long-distance business of Communications Telesystems International d.b.a. WorldxChange Communications (“Communications”) as part of a court supervised sale in a bankruptcy proceeding and assumed or renegotiated certain select contracts associated with the assets purchased.  Communications was an entity providing telecommunications services worldwide.  However, WorldxChange acquired only the domestic long-distance business. This transaction was recorded using purchase accounting.

On April 17, 2001, I-Link completed the merger with WebToTel, Inc. ("WebToTel") and its subsidiary Nexbell Communications Inc. ("Nexbell"). WebToTel was an entity established to acquire telecommunication companies. Nexbell is a wholesale network telecommunications provider. I-Link acquired WebToTel and its subsidiary Nexbell for consideration consisting of 17,454,333 shares of I-Link's common stock. Each share of WebToTel stock was exchanged for .1313 shares of I-Link common stock. This transaction was recorded using book value purchase accounting (similar to the pooling-of-interests method of accounting) as all three entities were under common control of Counsel Communications LLC (a wholly-owned subsidiary of Counsel Corporation) at the time of the merger. The merger was a tax-free reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended.

NOTE 2—PRO FORMA ADJUSTMENTS:

The following pro forma adjustments were applied to the historical consolidated financial statements of I-Link, WebToTel and Nexbell to arrive at the unaudited pro forma combined condensed financial information.

(A)        Adjustment to reflect purchase accounting adjustments including the addition of goodwill from the acquisition of Nexbell by WebToTel in February 2001.

(B)        Adjustment relates to the issuance of 17,454,333 shares of I-Link common stock in exchange for all of the outstanding stock of WebToTel.

The following pro forma adjustments were applied to the historical consolidated financial statements of I-Link and Communications to arrive at the unaudited pro forma combined condensed financial information.

(C)        Adjustment to remove revenues related to non-retail lines of business included in the historical financial statements that WorldxChange is not continuing to offer following the acquisition.

(D)        Adjustment to remove variable telecommunication network expenses related to non-retail lines of business included in the historical financial statements that WorldxChange is not continuing to offer following the acquisition.

(E)        Adjustment to selling, general and administrative expense relating to the capitalization of various selling, general and administrative expenses and specific rebranding expenses related to the purchase of Communications by World Access.

(F)        Adjustment to provision for doubtful accounts to remove provision related to non-retail lines of business included in the historical financial statements that WorldxChange is not continuing to offer following the acquisition.

(G)        Adjustment to remove other income related to a management contract with
World Access in the historical financial statements of Communications that does not continue with WorldxChange.

(H)        Adjustment to remove loss incurred by unconsolidated entities that WorldxChange did not purchase out of the bankruptcy proceedings.

(I)         Adjustment to interest expense to remove interest costs relating to debt not assumed by WorldxChange out of the bankruptcy proceedings or restructured after the purchase, net of interest on borrowings used by WorldxChange to purchase and capitalize the ongoing business.

I-Link through its wholly-owned subsidiary WorldxChange paid $13 million for substantially all of the assets employed in the long-distance business of Communications which included accounts receivable of approximately $13 million and predominately all of the telephony network and systems associated with the long-distance business located in the United States.

WorldxChange commenced operating this business under a substantially reduced cost structure and anticipates realizing significant additional cost reductions through the modification of agreements with principal equipment vendors, service providers, and lower levels of fixed facility costs.  However, the ultimate amount of cost savings that may be obtained is not presently determinable and accordingly are not reflected in the pro forma financial statements herein provided.

NOTE 3—PRO FORMA NET LOSS PER SHARE:

             Basic and diluted weighted average shares outstanding were calculated based upon the historical basic and diluted weighted average shares outstanding of I-Link, increased by the shares I-Link issued upon acquisition of WebToTel and Nexbell which assumes the shares had been outstanding during all of 2000.  Because the companies are in a net loss position on a pro forma combined condensed basis, inclusion of potential common stock in the computation of pro forma net loss per share is anti-dilutive; therefore, potential common stock is excluded from the per share amounts.